EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of El Paso Corporation of the following reports:

•
Our report dated February 20, 2009, relating to the consolidated financial statements of Four Star Oil & Gas Company which appears in El Paso Corporation's Annual Report on Form 10-K for the year ended December 31, 2008

•
Our report dated February 26, 2009, relating to the consolidated financial statements of Citrus Corp. and Subsidiaries which appears in El Paso Corporation's Annual Report on Form 10-K for the year ended December 31, 2008

/s/ PricewaterhouseCoopers, LLP

Houston, Texas
November 5, 2009